EXHIBIT 8

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

Subsidiaries and Associated Companies

At March 1, 2004

Name of Subsidiary	Percentage of ownership and control	Jurisdiction of Organization
	%
Novopharm Limited	100	Canada
Plantex USA, Inc.	100	United States
Teva Neuroscience, Inc.	100	United States
Teva Pharmaceuticals USA, Inc.	100	United States
Genchem Pharma Ltd.	100	United States
Metabasis Therapeutics, Inc.	16.5	United States
Sicor Inc.	100	United States
Sicor Pharmaceuticals Sales, Inc.	100	United States
Sicor Pharmaceuticals, Inc.	100	United States
Lemery S.A. de C.V.	100	Mexico
Sicor de Mexico S.A. de C.V.	100	Mexico
Sicor Latinoamerica S.A. de C.V.	100	Mexico

Teva Classics S.A.	100	France
Teva Santé SAS	100	France
Gry Pharma GmbH	100	Germany
Biogal Pharmaceutical Works Ltd.	99.3	Hungary
Human Pharmaceutical Works Co. Ltd.	99.98	Hungary
Prosintex Industrie Chimiche Italiane S.r.l.	100	Italy
Sicor Societa Italiana Corticosteroidi S.p.A.	100	Italy
Teva Pharma Italia S.r.l.	100	Italy
Teva Pharmaceutical Fine Chemicals s.r.l.	100	Italy
Sicor Biotech UAB	100	Lithuania
Sicor Europe S.A.	100	Switzerland
Orphahell BV	100	The Netherlands
Pharmachemie Group	100	The Netherlands
Rakepoll Holding B.V.	100	The Netherlands
Teva Pharmaceuticals Europe B.V.	100	The Netherlands
Approved Prescription Services Limited	100	United Kingdom

Abic Ltd.	100	Israel
Assia Chemical Industries Ltd.	100	Israel
Abic Biological Laboratories Teva Ltd.	100	Israel
Plantex Ltd.	100	Israel
Salomon, Levin and Elstein Ltd.	100	Israel
Teva Medical Ltd.	100	Israel

Tianjin Hualida Biotechnology Company Ltd	45	China